EXHIBIT 10.1
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                                    AGREEMENT


     THIS AGREEMENT made as of the 25th day of January. 1999.

BETWEEN.

     IOTRON INDUSTRIES CANADA INC., a company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at 1425 Kebet Way, Port Coquitlarn, B.C. V3C 6L3

("Iotron")
                                     OF THE FIRST PART


AND:

KYLE INVESTMENTS, INC a company duly incorporated Pursuant to the laws of the Province of British Columbia and having an office at 1512 West 40th Avenue, Vancouver B.C. V6M 1V8

("Kyle")
OF THE SECOND PART

WHEREAS:

A.	lotron and operates a 60 kW Electron Beam Accelerator and is in the business of electron beam processing.

B,	Kyle wishes to engage in the business of marketing golf balls which have been treated by electron beam cross-linking of the plastic molecules, which treatment is hereinafter sometimes called "Processing ", "Process" or "Processed".

C.	Kyle or its nominee or assignee proposes to invest funds to develop and establish a market for golf balls which have been Processed and, to preserve the value of the investment which Kyle or its nominee or assignee intends to make in developing and establishing such market, has requested that

Iotron provide to it, an exclusive arrangement to Process golf bails for Kyle or its nominee or assignee to the exclusion of others all subject to and upon the terms hereinafter set forth.

NOW WITNESS that in consideration of the sum of $1.00 now paid by Kyle to Iotron. and, the mutual covenants and agreements hereinafter set forth the parties agree. each with the other as follows:

1.0	This Agreement shall run for a term of five (5) years commencing on the
1st day of March 1999 and ending upon the last day of February 2004 unless extended or earlier terminated in accordance with the provisions hereof as hereinafter set forth.

2,0	In this Agreement Kyle shall include Kyle's permitted nominee or assignee.

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3.0	Provided Kyle has met the Processing Minimums as hereinafter set forth on an annual basis, Iotron shall Process golf balls for Kyle or its nominee or assignee, and shall not, during the term, process golf balls for any third party not being a nominee, assignee, or licensee of Kyle.

3.1	Iotron will Process golf balls for Kyle, upon the terms and conditions set forth in Schedule "A" to this Agreement.

3.2	Iotron shall have the right to set, from time to time, minimum orders for Processing of Kyle's golf balls which shall be in accordance with the minimum orders which Iotron sets for its customers from time to time.

3.3	Iotron  shall Pcess the golf balls in accordance with the ISO Standards to which Iotron is from time to time certified and shall forthwith notify Kyle should it fail to retain its ISO certification

3.4	If Kyle does not use the following annual minimum dollar amounts of
Processing:

(a)	during the first year of the term - - $10,000;

(b)	during the second year of the term - - $15,000; and

(c)	during the third and subsequent years of the term - - $20,000;

(the "Minimum Amounts")

then, should Iotron receive a request from a third party to Process golf balls then, unless Kyle should within ten (10) days of receiving notice to that effect, from Iotron, pay to Iotron, an amount equal to the difference between the amount of Processing which it actually paid for during the prior year and the Minimum Amount for such year, Iotron shall have the right, at its Option, upon seven (7) days written notice to Kyle to terminate the Term hereof and its obligations pursuant to this Agreement.

3.5	If Kyle should pay the difference between the Minimum Amount and the amount actually paid for Processing during a year as set forth aforesaid, Kyle shall not receive any additional consideration or Processing, the payment being a payment made by Kyle to Iotron to preserve its exclusive rights pursuant to this Agreement.

4.0	Raw Materials. Products and Processing
      -----------------------------------------
4.1	Kyle shall deliver the golf balls for Processing to Iotron's facility at
1425 Keber Way, Port Coquitiam, B.C.. Canada, and shall provide Iotron with a reasonable length of time to have the golf balls Processed. Iotron shall have the right to Process the golf balls as atnd when it has Processing time available and may Process the golf balls together with other products of other customers as Iotron in its sole discretion should determine.

At the request of and, at the expense of Kyle, Iotron shall provide certificates providing evidence of the completion of the irradiating Process.

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5.0	Liability
      ---------
5.1	lotron shall not be liable to Kyle or to any third party for any indirect or consequential damages resulting from a breach of this Agreement or front any action taken in the performance or attempted performance of the terms hereof or for Processing golf balls for Kyle. Kyle expressly agrees to waive claim of damages for any events of' product loss or damage as a result of the processing or handling by Iotron.

5.2	Iotron makes no representation or warranty with respect to the efficacy of the electron beam process or with respect to the merchantability or fitness for use of golf balls after Processing or as to the effect of Processing on golf balls.

5.3	Kyle shall indemnify, hold harmless and defend Iotron and its accelerator vendors, Atomic Energy of Canada Limited, from and against any and all settlements, judgements, liens, expenses (including without limitation, legal fees and expenses incurred in seeking indemnification pursuant to this paragraph) and any other amounts actually and reasonably in connection with any threatened, pending or completed action or proceeding related to:

          (a) a claim of personal injury arising Out of the use of the Processed products:

          (b) a claim of personal injuring or other damages arising to an employee or independent contractor of Kyle incurred in the performance or attempted performance of this Agreement.

6.0	Assignment
      ----------
6.1	The parties acknowledge that Kyle proposes to assign this Agreement and that lotron shall not unreasonably withhold Its consent to such assignment provided that Iotron shall not be obliged to consent to such assignment if, dealings between lotron and the proposed assignee could be construed by Iotron to adversely affect lotron's business or prospects.

7.0	Renewal
      --------
7.1	Provided that during the fourth year of the term hereof the amount of processing performed by Iotron for Kyle at its facility in Port Coquitlam results in Kyle being one of the ten largest customers of Iotron by dollar volume of gross sales of lotron and, represents not less than 10% of Iotron's gross sales in such calendar year then Kyle shall have the right to renew this Agreement for further and successive terms of one (1) year each for so long as KyIe's Processing requirements generate not less than 10% of the total dollar sales volume of lotrons business and, Kyle's volume of business causes it to be among the ten (10) greatest users of Iotron's Electron Beam Processing facility.

7.2	Nothing in this Agreement shall be construed so as to cause lotron to be obliged to provide Processing services to Kyle so long as Iotron is not offering services of golf balls to a third party during the term hereof and Kyle is not in breach of its obligations to lotron pursuant to this or any other Agreement with lotron.

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                                       -4-

7.3	This Agreement contains the entire Agreement between the parties with respect to the exclusive arrangement and there are no other terms, conditions, representations or warranties whether expressed, implied, oral or written, by statute, by common law, by the Company or by anyone else.

7.4	The parties to this Agreement may amend this Agreement only in writing.

7.5	This Agreement enures to the benefit of and is binding upon the parties to this Agreement and their successors and permitted assigns.

7.6	A party to this Agreement will give all notices to or other written communications with the other party to this Agreement concerning this Agreement by hand or by registered mail addressed to the address given above.

7.7	This Agreement will be governed by and construed in accordance with the laws of British Columbia.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year noted above.


IOTRON INDUSTRIES OF CANADA INC.	)
by its authorized signatories:	)






Authorized Signatory	)

KYLE INVESTMENTS INC.	)

by its authorized signatories:


W. WARD MUNSIE
---------------
W. Ward Munsie

Authorized Signatory

SCHEDULE "A"


Kyle Investments Inc. agrees to payments as follows:


1.	Processing of golf balls at $1.50 per dozen;

2.	Minimum charge for any one shipment $35O.OO;

3.	Payment to be within 30 days of invoice date;

4.	Annual minimum dollar amounts of processing to preserve the exclusive rights pursuant to the Agreement are as set out in Article 3.4 of the Agreement.